Exhibit 99.1
                               TO
                          FORM 8-K FOR
             HEARTLAND WIRELESS COMMUNICATIONS, INC.

                     Event January 22, 1997


FOR IMMEDIATE RELEASE

For further information contact:

Heartland Wireless Communications, Inc.
John R. Bailey
Senior Vice President and Chief Financial Officer
(972) 633-4037

Russell J. Iorio
Director of Investor Communications
(972) 633-4042

           WEBB RESIGNS AS CEO OF HEARTLAND WIRELESS;
              COMPANY BEGINS SEARCH FOR REPLACEMENT
              WITH STRONG OPERATIONAL CAPABILITIES
              ------------------------------------


Dallas, Texas - January 22, 1997 - Heartland Wireless Communications, Inc. (Nasdaq NMS -- HART), the leading U.S. wireless cable television company, announced today that David E. Webb, President and Chief Executive Officer, has resigned and will become President and CEO of CS Wireless Systems, Inc., of which Heartland owns a 37% pro forma equity interest. Webb will continue as a consultant to Heartland in order to complete several key strategic assignments and will remain a director of the Company.

The Heartland Board of Directors has formed a Special Committee to conduct a nationwide search for a new President and CEO with strong operational capabilities to lead the Company in the next stage of its development. John A. Sprague, an outside director, will chair the Special Committee which has retained Spencer Stuart (Dallas) to assist with the search. L. Allen Wheeler, currently Vice Chairman, will serve as interim President and CEO during the search, which is expected to be completed in the second quarter.

"We regret David Webb's departure as President and CEO of Heartland and appreciate the work he has done in helping to consolidate the Company's operating markets over the past three years," said Sprague. "We are pleased that he will provide a transition in the areas of licensing and acquisitions/ divestitures, and that he will continue to provide Heartland with his knowledge and insight as a director."

"In the next phase of its development, Heartland will need to focus on increasing profitability and cash flow, streamlining billing and collections, and managing expenses while continuing to build out systems in our attractive rural markets," Sprague continued. "The systems-related problems experienced during the past year, which are largely due to the rapid growth of Heartland's subscriber base, dictate the need for a strong operations-oriented CEO at this time."

"I look forward to providing continuity in the areas to which I have devoted most of my time at Heartland, and to serving as CEO of CS Wireless, a company in which Heartland has a significant interest," Webb said. Webb remains a Director of Wireless One, Inc. (of which Heartland owns a 21% equity interest) and CS Wireless Systems, Inc., and will continue to serve on Heartland's Board of Directors.

                      ********************

Heartland Wireless Communications, Inc. is America's largest wireless cable television company. Pro-forma for previously disclosed acquisitions and divestitures, Heartland currently holds wireless cable channel rights in 95 small to mid-size markets located in the central United States, representing approximately
10.3 million households, approximately 9.2 million of which can be served by line-of-sight transmissions. Furthermore, Heartland estimates that within these markets approximately 3.7 million households are currently unpassed by traditional hard-wire cable systems. At December 31, 1996, Heartland had 56 markets with systems in operation, providing wireless cable service to an aggregate of approximately 240,700 subscribers.

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